Exhibit 99.2

                                                        FOR INFORMATION CONTACT:
                                                    Spencer Sias, (650) 424-5782
                                                         spencer.sias@varian.com

                                                           FOR IMMEDIATE RELEASE

         VARIAN MEDICAL SYSTEMS ANNOUNCES THREE NEW MANAGEMENT POSITIONS

PALO ALTO, Calif., January 3, 2005 -- Varian Medical Systems (NYSE: VAR), today announced three new management positions for the company to support ongoing growth initiatives.

     Timothy E. Guertin, 55, Executive Vice President for the company, has been named Chief Operating Officer with responsibility for guiding and directing the development, production, promotion, and sale of all Varian Medical Systems' products and services throughout the world. Mr. Guertin joined the company 29 years ago and has been serving as President of Oncology Systems, Varian's largest business segment, since 1999. He will continue to report to Richard M. Levy, Chairman and CEO of Varian Medical Systems.

     Dow R. Wilson, 43, has been appointed Corporate Vice President and President, Oncology Systems, reporting to Mr. Guertin. Mr. Wilson comes to Varian from GE where he has been serving as CEO of the $2.5 billion GE Healthcare-Information Technologies business. While at GE, Mr. Wilson has managed several operations including global businesses in X-ray imaging and functional imaging. He joined GE in 1985 after earning an MBA from Dartmouth's Amos Tuck School of Business and a BA from Brigham Young University.

     Elisha W. Finney, 43, Corporate Vice President and Chief Financial Officer, has been promoted to Senior Vice President. Ms. Finney, who joined Varian 16 years ago, is now responsible for all finance, investor relations, information systems, and regulatory affairs for Varian Medical Systems. She will continue to report to Mr. Levy.

     "Our company has had a remarkable five and half years of progress in serving customer needs, growing profitably, and achieving continuous improvement in all parts of our business," said Mr. Levy. "We now have a more than $1 billion enterprise and we have set the stage for continued strong growth in current businesses as well as in new markets. The new management structure will support our strategic growth objectives."

     The organizational changes and appointments are effective on January 10, 2005.

                                      # # #

Varian Medical Systems, Inc., (NYSE:VAR) of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are used to treat thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,280 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. Additional information is available on the company's investor relations web site at www.varian.com.